Exhibit 21.1

                         Subsidiaries of the Registrant
                         ------------------------------


Name:  Mushkin Inc.
Incorporated in the State of Colorado
Doing Business as:  Mushkin Inc. and Mushkin Enhanced Memory Systems


Name:  Enhanced Memory Systems, Inc.
Incorporated in the State of Delaware
Doing Business as:  Enhanced Memory Systems, Inc.


Name:  Ramtron K.K.
Incorporated in Japan
Doing Business as:  Ramtron K.K.

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